                                                                  EXHIBIT 10.62


                          FIRST AMENDMENT TO LEASE AND

                       ASSIGNMENT AND ASSUMPTION OF LEASE

        THIS FIRST AMENDMENT TO LEASE AND ASSIGNMENT AND ASSUMPTION OF LEASE (this "Agreement") is made and entered into this 7th day of December 2001, by and among BOHANNON DEVELOPMENT COMPANY, a California corporation ("Bohannon"), IPRINT TECHNOLOGIES, INC. ("iPrint") and GERON CORPORATION ("Geron) (collectively, the "Parties").

                                    RECITALS

        A. Bohannon, as the landlord, and iPrint (previously known as iPrint.com, inc.), as the tenant, are parties to that certain lease dated March 7, 2000 (the "Lease"), for premises located at 255 Constitution Drive, Menlo Park, California (the "Premises).

        B. iPrint desires to assign and delegate all of its rights and obligations under the Lease to Geron, and Geron desires to accept such assignment and to assume iPrint's obligations under the Lease.

        C. In connection with such assignment and assumption, Bohannon and Geron desire to amend the Lease in certain respects, on the terms and conditions hereinafter set forth.

        D. This Agreement is intended to be a contemporaneous exchange for new value.

        NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as hereinafter set forth.

                                    AGREEMENT

        1. Effective Date. This Agreement shall become effective on December 7, 2001 (the "Effective Date").

        2. Assignment, Assumption and Consent. Subject to the terms and conditions herein, from and after the Effective Date, iPrint hereby assigns and transfers to Geron all of iPrint's right, title, and interest in, to and under the Lease. Subject to the terms and conditions herein, Geron hereby assumes all of the obligations of iPrint under the Lease to be performed by the Tenant under the Lease and agrees to be bound by all of the terms, covenants, conditions, and provisions of the Lease, as amended pursuant to this Agreement. Bohannon hereby consents to the foregoing assignment and assumption of Lease and agrees that from and after the Effective Date, except as set forth in Sections 3, 4 and 14 below, iPrint shall be released and discharged from all liability under the Lease. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Parties acknowledge and agree that Geron shall pay the entire amount of December Base Rent, without proration, as set forth in Section 8 of this Agreement, and iPrint shall have no obligations or responsibilities therefor.



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        3. Lease Discharge Payment. As consideration for Bohannon's execution and delivery of this Agreement, iPrint shall make the following payments in the aggregate amount of Four Hundred Eighty Thousand Dollars ($480,000) (the "Lease Discharge Payment") to be delivered in two (2) installments, the first of which in the amount of Two Hundred Eighty Thousand Dollars ($280,000) shall be paid to Bohannon on or before December 7, 2001, and the second of which in the amount of Two Hundred Thousand Dollars ($200,000) shall be due and payable to Bohannon on January 2, 2002. In addition, iPrint shall deliver to Bohannon, at no cost to Bohannon, sixty thousand (60,000) shares of the common stock of iPrint (the "Stock") as soon as reasonably possible, but in no event later than January 11, 2002. Geron shall have no obligation whatsoever with respect to the Lease Discharge Payment or with respect to any other obligation of iPrint under this Agreement.

        4. Security for Consideration. The Parties acknowledge that iPrint previously provided Bohannon with a standby letter of credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) issued by Imperial Bank (the "Letter of Credit"), which was delivered to Bohannon by iPrint in accordance with Section 2.4 of the Lease. The Parties acknowledge and agree that after the Effective Date the Letter of Credit shall secure only the obligations of iPrint set forth in Section 3 above and not the obligations of Geron as the successor Tenant under the Lease.

        5. Default by iPrint. In the event that iPrint fails to deliver (a) any installment of the Lease Discharge Payment or (b) the entire amount of Stock as set forth in Section 3 above, and if such failure continues for three (3) business days after written notice is given by Bohannon to iPrint specifying such failure, then such failure shall be deemed a default ("Default"); provided, however, that a Default shall be deemed a default only by iPrint (and not by Geron), and Bohannon shall have no right to terminate the Lease or otherwise take any action against Geron with respect to such Default by iPrint. In the event that the Default results from the failure of iPrint to deliver any portion of the Lease Discharge Payment (a "Payment Default"), Bohannon shall thereafter be permitted to draw on the Letter of Credit in an amount equal to the installment of the Lease Discharge Payment that has not been timely paid. In the event that the Default results from the failure of iPrint to deliver the Stock (a "Stock Delivery Default"), Bohannon shall thereafter be permitted to draw on the Letter of Credit in the amount of Fifty Thousand Dollars ($50,000) (the "Deemed Value of the Stock"), which amount iPrint and Bohannon acknowledge and agree to be a reasonable estimate of damages related to such Default as actual damages cannot be ascertained with certainty. If Bohannon draws on (and receives payment under) the Letter of Credit as a result of a Payment Default or a Stock Delivery Default, and if the amount received under the Letter of Credit is sufficient to cure the Default, then payment of such amount shall constitute Bohannon's sole and exclusive remedy for such defaults; provided, however, if a petition seeking relief under the United States Bankruptcy Code is filed by or against iPrint within ninety (90) days after the later of the date by which iPrint delivers the Stock or makes the final Lease Discharge Payment, then Bohannon shall have the right to draw on the Letter of Credit in the full amount thereof. In such event, Bohannon shall be required to return to iPrint (or the bankruptcy estate of iPrint, as the case may be) any proceeds of the Letter of Credit to the extent such proceeds exceed the amounts, if any, of the Lease Discharge Payment or the Deemed Value of the Stock that have been set aside under applicable bankruptcy law. In no event shall Bohannon be entitled to draw on the Letter of Credit as the result of any default by




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Geron under the Lease, it being agreed that the sole basis for Bohannon to draw upon the Letter of Credit shall be a Default as set forth herein. Notwithstanding the foregoing, if Bohannon attempts to draw on the Letter of Credit in an amount necessary to cure the Default, and if the Letter of Credit is dishonored by the issuing bank or if the amount available to Bohannon by drawing on the Letter of Credit is insufficient to cure the Default, then iPrint shall pay Bohannon on the first day of each month during the remaining term of the Lease an amount (the "Shortfall Base Rent Payments") equal to (a) the monthly Base Rent, as set forth in the Original Lease, MINUS (b) the monthly Base Rent required to be paid by Geron, as set forth in this Agreement, in each case for the period starting on the date of such default and continuing through the term of the Lease; provided, however, that iPrint shall receive a credit against the Shortfall Base Rent Payment for any Lease Discharge Payment that has been made prior to such default. Upon payment to Bohannon of the entire Lease Discharge Payment and delivery of the entire amount of Stock as set forth above, Bohannon shall have no further rights to draws under the Letter of Credit for any purposes whatsoever, and the original Letter of Credit shall be returned to iPrint, within one hundred ten (110) days after the last payment of any portion of the Lease Discharge Payment, upon iPrint's request.

        6. Release of Claims. Bohannon and iPrint acknowledge Paragraphs 1 and 2 of the Letter of Credit, setting forth documents to be delivered to the issuing bank prior to a draw on the Letter of Credit, provide as follows:

        "1. THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT AND AMENDMENT (S) IF ANY.

        2. BENEFICIARY'S STATEMENT DATED AND SIGNED BY AN AUTHORIZED OFFICER CERTIFYING THAT (1) IPRINT.COM, INC IS IN DEFAULT UNDER ONE OR MORE TERMS OF THAT CERTAIN LEASE AGREEMENT DATED MARCH 7, 2000 THAT EXISTS BETWEEN IPRINT.COM, INC. AND BENEFICIARY, (2) BENEFICIARY HAS PROVIDED TO IPRINT.COM, INC.ALL NOTICES REQUIRED UNDER THE LEASE, AND (3) ANY APPLICABLE CURE PERIOD HAS LAPSED WITHOUT REMEDY, AND (4) THE BENEFICIARY IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT."

        Bohannon and iPrint further acknowledge that although Paragraphs 1 and 2 refer to a default or event of default under the Lease, the Parties have agreed under Section 4 of this Agreement that, from and after the Effective Date, the Letter of Credit shall be held solely as security for iPrint's obligation to deliver the Lease Discharge Payment and the Stock. Notwithstanding the terms of the Letter of Credit to the contrary, in the event of a Default under this Agreement, iPrint authorizes Bohannon to submit all documents to the issuing bank in accordance with Paragraphs 1 and 2 of the Letter of Credit (and to make all statements referred to in Paragraph 2 of the Letter of Credit) as though a default had occurred under the Lease. Provided Bohannon makes a request for payment under the Letter of Credit in accordance with this Agreement, iPrint shall have no claims or actions against Bohannon and shall hold Bohannon harmless for the submission of documents to the issuing bank in accordance with Sections 4, 5 and 6 of this Agreement.



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        7. Term. The Parties hereby confirm that the expiration date of the
Lease is April 30, 2005.

        8. Base Rent. Notwithstanding Section 2.1.A. or any other provision in the Lease to the contrary, the monthly Base Rent shall be as set forth below:


                                                                    TOTAL BASE RENT
                            PERIOD                                    (PER MONTH)
                     ------------------                             ---------------
                     December 1, 2001 -                              $   16,570.80
                       April 30, 2002

                       May 1, 2002 -                                 $   22,324.80
                       July 30, 2002

                      August 1, 2002 -                               $   28,080.00
                       April 30, 2003

                       May 1, 2003 -                                 $   29,250.00
                       April 30, 2004

                       May 1, 2004 -                                 $   30,420.00
                       April 30, 2005

        9. Increase of Base Rent. Notwithstanding Section 2.1.B or any other provision in the Lease to the contrary, if at any time during the remaining term of the Lease the Tenant (as that term is defined in the Lease) occupies and/or uses the mezzanine for any purpose, then the monthly Base Rent shall be increased by the sum of Fifty One-Hundredths Dollars ($.50) multiplied by the by the square footage of the mezzanine occupied and/or used.

        10. Other Amendments. Effective upon execution of this Agreement, the Lease is amended in the following additional respects:

                10.1. Article 1 of the Lease is amended to add the following new
        Section 1.3:

                        Section 1.3. Provided that Tenant is not at the time
                that Landlord receives Tenant's written notice to exercise the option described in this Section 1.3, and has not been, in default under any of the terms and conditions hereof, which default has not been cured within the applicable cure periods set forth in Article 13 below, Tenant shall have the option to extend the demised term of this Lease for one (1) additional period of twenty-one (21) months (to January 31, 2007) (the "First Extension Term") upon the terms and conditions set forth herein:

                        A. Tenant shall exercise such option by written notice
                to Landlord given at least two hundred seventy (270) days prior to the expiration of the original demised term; provided that, if during the last two (2) years of the initial demised term, Landlord should receive a bona fide offer to lease the demised premises at the end of the initial demised term from another tenant, which offer Landlord is prepared to accept, then Tenant shall have ten (10) business days from receipt of notice from Landlord that Landlord has received such an offer (together with a copy of such bona fide offer) to exercise its option upon the terms and conditions



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                of this Section 1.3. Should Tenant fail to exercise its option to extend the lease within ten (10) business days, then said option shall be null and void.

                        B. Base rent for the First Extension Term shall be
                $40,950.00 per month for the period from May 1, 2005 through April 30, 2006, and $42,383.00 per month for the period from May 1, 2006 through January 31, 2007.

                        C. There shall be no further options to extend.

                        D. All other terms and conditions shall be as set forth
                in the Lease, and all references to the demised term shall mean the term as extended by the First Extension Term.

                        E. The option to extend may only be exercised by Geron
                Corporation provided that Geron may exercise the option on its behalf if Geron has subleased any or all of the demised premises and Landlord has consented to such sublease. The option cannot be transferred nor can it be exercised by Geron if Geron has assigned its rights under this Lease to a third party.

                10.2. Section 7.2 of the Lease is amended to add the following language at the end:

                Notwithstanding the foregoing, Tenant may, subject to Section
                12.2 below, construct and/or install outside of the demised premises a hazardous materials storage shed, an equipment pad, HVAC equipment, and other equipment or facilities similar to those constructed and/or installed by Tenant at its premises at 200 Constitution Drive and 230 Constitution Drive.

                10.3. Section 8.1 of the Lease is amended to read as follows:

                        Section 8.1. Tenant shall use the demised premises
                solely for general office and biomedical research, development and manufacturing, and for no other purposes without Landlord's prior written consent.

                        10.4. Section 10.1 of the Lease is amended by adding the
                following language before the second-to-last sentence of the section:

                        Landlord may carry any deductible under said insurance Landlord elects; provided that Landlord's obligation to repair will include the amount of said deductible and Tenant agrees to reimburse Landlord for any such deductible used for repair up to the amount of $10,000.00.

                10.5. Section 10.4 of the Lease is deleted in its entirety.

                10.6. Section 11.1 of the Lease is amended to add the following language at the end:



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                        Landlord shall also, at Landlord's expense, repair
                        damage to the building and demised premises caused by the negligence or willful misconduct of Landlord, its employees, agents, invitees, or contractors to the extent not covered by insurance (exclusive of any deductibles referenced in Section 10.1) carried, or required to be carried, by Landlord or Tenant hereunder.

                10.7. Section 12.2 of the Lease is amended to add the following language:

                        Landlord acknowledges that Tenant may elect, subject to this Section 12.2, to make leasehold improvements to build biotechnology research and development laboratories and facilities ("Laboratory Improvements"), and/or to make underground data and telecommunication connections between the demised premises and Tenant's premises at 230 Constitution Drive, and/or to make external improvements including addition of hazardous materials storage shed, equipment pad, emergency generator, and HVAC systems, or similar items.

                10.8. Section 18.1 of the Lease is amended to modify the first sentence of the section to read as follows:

                        Landlord grants to Tenant during the demised term the exclusive (subject to Landlord's rights and obligations hereunder) right to use the parking facilities and other areas provided and designated as "Parking and Accommodation Areas" on Exhibit "B" hereto for the accommodation and parking of such automobiles of the Tenant, its officers, agents, employees and its customers while working or visiting Tenant; provided that Landlord shall have no obligation to police said Parking Areas or enforce Tenant's right to exclusive use thereof.

                10.9. Section 19.1 of the Lease is amended to read as follows:

                        Section 19.1. Landlord and its designee shall have the
                right, upon 24 hours notice and during reasonable business hours (except for emergencies when no notice or time restriction shall apply), to enter the demised premises (except restricted areas as established under Federal or state law) (i) to inspect the same, (ii) for any purpose connected with Landlord's rights or obligations under this Lease and, (iii) for all other lawful purposes. All non-escorted visitors and those who will be entering restricted areas must be trained in Tenant's then current laboratory safety procedures.

        11. Acknowledgement of Terms of Lease; No Defaults. Bohannon and iPrint each acknowledge that the Lease is in full force and effect and is valid, binding and enforceable against the other party. Bohannon and iPrint represent and acknowledge that no defaults or breaches on the part of Bohannon or iPrint are continuing under the Lease and that the Lease has not been amended, modified or assigned except as set forth in this Agreement.



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        12. "As-is" Condition. iPrint shall deliver the Premises and improvements included in the Premises "As-is" on the Effective Date. iPrint makes no representation or warranty as to the use or occupancy which may be made of the Premises. Bohannon and Geron will document the condition of the Premises and improvements as of the Effective Date, and such condition will be the baseline for any later restoration or repair obligation imposed on Geron under the Lease.

        13. Geron Security Deposit. Upon execution of this Agreement, Geron shall deposit with Bohannon an additional cash deposit in a sum equal to Thirty Thousand Four Hundred Twenty Dollars ($30,420) (the "Geron Security Deposit"). The Geron Security Deposit shall be governed by the terms and conditions of
Section 19.9 of the Lease related to the Security Deposit.

        14. Indemnification. This Agreement shall not release iPrint from liability or obligation under its indemnity contained in Section 9.1 of the Lease resulting from any acts, omissions or events happening prior to the Effective Date, or thereafter to the extent iPrint has agreed to indemnify Bohannon under the terms of such Section 9.1, and iPrint specifically confirms and agrees that its indemnities under the Lease will remain fully in force with respect to any such acts, omissions or events. Geron does not assume, and shall have no obligations with respect to, iPrint's indemnities under Section 9.1 of the Lease, and Bohannon shall have no remedies against Geron, under the Lease or otherwise, for any failure by iPrint to perform under such indemnities.

        15. Binding Effect. This Agreement amends the Lease and, except as specifically set forth herein, in the event of any inconsistency between this Agreement and the Lease, the terms of this Agreement shall be controlling. Unless otherwise defined, all terms used in this Agreement shall have the same meanings as given them in the Lease.

        16. Captions. The title of the various articles of this Agreement are used for convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the Parties or affect the meaning or construction of this document.

        17. Counterparts. This Agreement may be executed in counterparts, and transmitted by facsimile by and to each of the Parties, and each such counterpart shall be deemed an original, and all of them together shall constitute a single instrument.

        18. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by an instrument in writing executed by all of the Parties hereto. Each party executing this Agreement on behalf of any entity warrants thereby that he has the full right, power and authority to bind said entity. The Lease, as amended by this Agreement, will continue in full force and effect in accordance with its terms.

        19. Brokerage Fees. iPrint shall pay brokerage commission in accordance with that separate Commission Schedule Agreement by and between iPrint and Spallino & Associates.



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Except for the commissions payable by iPrint to Spallino & Associates, each
Party acknowledges that it has retained no other broker or finder entitled to a commission with respect to the transactions contemplated by this Agreement.

        20. Effectiveness of Agreement. The provisions of this Agreement shall have no effect and shall create no rights or obligations unless and until this Agreement is executed by all of the Parties.


        IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Lease; Assignment and Assumption of Lease; and Consent by Bohannon as of the day and year first written above.

"BOHANNON"

BOHANNON DEVELOPMENT COMPANY

By:

Title:



"IPRINT"

IPRINT TECHNOLOGIES, INC.

By:

Title:




"GERON"

GERON CORPORATION

By:

Title: